Exhibit 3.1

Article IV of the Articles of Incorporation of AF Ocean Investment Management Company is amended to include the following:

Certificate of Designation, Preferences and Rights
of
Series A Convertible Preferred Stock

1.            Designation and Number of Shares.  There shall be one class of Preferred Stock that shall be designated as "Series A Convertible Preferred Stock" ("Series A Stock"), and the number of shares constituting such class shall be Five Million (5,000,000) shares.  Subject to Section 7(b) below, such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the corporation.

2.            Ranking.  With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, all shares of Series A Stock shall rank senior to all Junior Securities.  All classes of the corporation's common stock, par value of $0.01 per share ("Common Stock"), and any class or series of capital stock of the corporation hereafter created shall be referred to as "Junior Securities."

3.            Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation (a "Liquidation"), the holders of shares of Series A Stock then outstanding shall be entitled to be paid out of the assets of the corporation available for distribution to its shareholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all shares of Series A Stock held by such holder, plus any and all declared but unpaid dividends on all such shares.  The foregoing notwithstanding, the holders of Series A Stock shall be entitled to the greater of the aggregate Liquidation Value of all shares of Series A Stock or the amount it would receive on conversion to Common Stock.  "Liquidation Value" means, with respect to any share of Series A Stock on any given date, $15.00.

4.            Dividends.

(a)            Preferred Dividend.  If any dividend or other distribution payable in cash, securities or other property, including a dividend payable in shares of Common Stock, is declared on Common Stock, each holder of shares of Series A Stock on the record date for such dividend or distribution shall first be entitled to receive on the date of payment or distribution of such dividend or other distribution an amount equal to $0.01 per share (the "Preferred Dividend").  No dividend or other distribution shall be declared or paid on Junior Securities unless the Preferred Dividend is first declared and paid on Series A Stock.

(b)            Participating Dividend.  Subject to Section 4(a) above, in addition to the Preferred Dividend pursuant to Section 4(a) above, if the corporation declares or pays a dividend or distribution on Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the corporation of shares of Common Stock for cash, securities or property, the corporation shall simultaneously declare and pay a dividend on Series A Stock on a pro rata basis with Common Stock determined on an as-converted basis assuming all shares of Series A Stock had been converted pursuant to Section 5 below as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

5.            Conversion Rights.

(a)            Voluntary Conversion.  Each holder of record of shares of Series A Stock shall have the right to convert all or part of such holder's shares of Series A Stock into an aggregate number of shares of Common Stock as is determined by (i) multiplying the number of shares of Series A Stock to be converted by the Liquidation Value thereof, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion. The initial conversion price per share of Series A Stock (the "Conversion Price") shall be $1.00, subject to adjustment as applicable in accordance with Section 6 below (the "Conversion Formula.  All Common Stock, which may be issued upon conversion of Series A Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.
(b)            Mechanics of Conversion.  Before any holder of Series A Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for Series A Stock, and shall give written notice to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The corporation shall, within five (5) business days, issue and deliver at such office to such holder of Series A Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made.
(c)            Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series A Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

6.            Adjustment of Conversion Price.  During the period in which any shares of Series A Stock remain outstanding, the Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of Series A Stock shall be subject to adjustment from time to time following the date of the original issuance of Series A Stock upon the happening of certain events as follows:

(a)            Subdivision or Combination of Common Stock.  If the corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Common Stock shares issuable upon conversion of Series A Stock shall be proportionately increased.  If the corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Common Stock shares issuable upon conversion of Series A Stock shall be proportionately reduced.  Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)            Notice of Adjustment.  Whenever the Conversion Price is adjusted as herein provided, the corporation shall promptly but no later than ten (10) days after any request for such an adjustment by the holder of Series A Stock, cause a notice setting forth the adjusted Conversion Price applicable upon exercise of conversion of each share of Series A Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holder at their last addresses appearing in the share register of the corporation, and shall cause a copy thereof to be mailed to its transfer agent, if any.  The corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

(c)            Consolidation, Merger or Sale.  If any consolidation or merger of the corporation with an unaffiliated third-party, or the sale, transfer or lease of all or substantially all of its assets to an unaffiliated third-party shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(c), whereby each holder of shares of Series A Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series A Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable.  The corporation will not affect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument: (i) the obligation to deliver to the holders of Series A Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled; and (ii) all other obligations of the corporation hereunder.  The provisions of this Section 6(c) shall similarly apply to successive mergers, sales, transfers or leases.  Holders shall not be required to convert Series A Stock pursuant to this Section 6(c).

7.            Voting Rights.
(a)            The holders of Series A Stock shall have the following voting rights:
(i)            Except as otherwise provided by law, to vote together with the holders of Common Stock as a single class on all matters submitted for a vote of holders of Common Stock.
(ii)            Each share of Series A Stock shall entitle the holder thereof to cast 100 votes for each whole vote that such holder would be entitled to cast had such share of Series A Stock been a share of Common Stock immediately prior to the record date for determining the shareholders of the corporation eligible to vote on any such matter; meaning the holders of 100% of the outstanding shares of Series A Stock shall have the voting rights of 500,000,000 shares of Common Stock.
(iii)            The holder of Series A Stock shall be entitled to receive notice of any shareholders' meeting in accordance with the Articles of Incorporation and By-laws of the corporation.

(b)            So long as any shares of Series A Stock remain outstanding, the corporation shall not, without the written consent or affirmative vote of the holders of 100% of the outstanding shares of Series A Stock amend, alter, waive or repeal, whether by merger, consolidation, combination, reclassification or otherwise, the Articles of Incorporation, including this Article IV, or By-laws of the corporation or any provisions thereof (including the adoption of a new provision thereof).
8.            Redemption.  Neither the holders of Series A Stock nor the corporation shall have any right at any time to require the redemption of any shares of Series A Stock.

9.            Reservation of Shares.  The corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Series A Stock pursuant to the terms hereof, such number of shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Stock pursuant to the terms hereof.  If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding shares of Series A Stock, the corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

10.            Issue Taxes.  The corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series A Stock pursuant hereto.